                                  EXHIBIT 10.37

               AMENDED AND RESTATED PURCHASE AND LICENSE AGREEMENT

         This Amended and Restated Purchase and License Agreement (the "Agreement") is made and entered into as of January 25, 1999, and is effective as of October 1, 1998, by and between Dura Pharmaceuticals, Inc. ("Dura"), a Delaware corporation, DJ Pharma, Inc., a Delaware corporation ("DJ Pharma") and Dura (Bermuda) Trading Company LTD., a Bermuda corporation ("Dura Bermuda") (solely with respect to the Keftab Products (as hereinafter defined)) with reference to the following facts:

                                    RECITALS

         A. WHEREAS Dura, Dura Bermuda and DJ Pharma are executing this Agreement for the purpose of amending and restating in its entirety that certain Purchase and License Agreement by and between the parties hereto dated October 1, 1998;

         B. WHEREAS, Dura markets a line of drugs under the trademark "Rondec" ("Rondec Products") whose active ingredients are primarily carbinoxamine maleate and pseudoephedrine hydrochloride, which products are set forth on Exhibit "A" attached hereto and incorporated herein by this reference, and which Rondec Products were acquired from Abbott Laboratories ("Abbott") pursuant to that certain Purchase Agreement between Abbott Laboratories, Ross Products Division and Dura, dated June 14, 1995 (the "Abbott Purchase Agreement") and that certain Supply Agreement between Abbott and Dura, dated June 14, 1995 (the "Abbott Supply Agreement");

         C. WHEREAS, Dura produces certain cough, cold and allergy products marketed by Dura under the CCA Trademarks (as hereinafter defined) (the "CCA Products"), and Dura Bermuda has certain license rights with respect to products sold by Dura under the trademark "Keftab" (the "Keftab Products"), which products are set forth, together with the CCA Products, on Exhibit "B" attached hereto and incorporated herein by this reference;

         D. WHEREAS, DJ Pharma wishes to acquire certain licensing rights to the Rondec Products and CCA Products and sublicensing rights with respect to the Keftab Products through December 31, 2002 (the "Licensing Term") and upon the expiration of such period to, if permitted pursuant and subject to the terms and conditions set forth in this Agreement, (i) acquire all of Dura's assets, rights, title and interests relating to the Rondec Products in the "Rondec Territory," which includes the continental U.S., Hawaii, Alaska and all U.S. military bases wherever located and specifically excludes territories, commonwealths (including Puerto Rico) and possessions of the U.S., and to assume, other than payment obligations under Section 5.1 of the Abbott Purchase Agreement, all of Dura's rights and obligations under the Abbott Purchase Agreement and the Abbott Supply Agreement (as hereinafter defined) pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit "C" and incorporated herein by this reference (the "Assignment"), (ii) acquire all of Dura's assets, rights, title and interests relating to the CCA Products and the CCA Trademarks, and (iii) assume and acquire all of Dura Bermuda's assets, rights, title, interests and obligations related to the Keftab Products (the

"Keftab Rights"), including the Keftab trademark set forth on Exhibit "D" attached hereto and incorporated herein by this reference (the "Keftab Trademark") under that certain Licensing Agreement, as amended (the "Licensing Agreement") and that certain Manufacturing Agreement, as amended (the "Manufacturing Agreement"), each of which is by and between Eli Lilly and Company, an Indiana corporation ("Lilly") and Dura, dated August 21, 1996, pursuant to the Assignment; and

         E. WHEREAS, Dura and Dura Bermuda wish to sell or assign their respective assets, rights, title, interests and obligations to DJ Pharma, as the case may be;

         NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. LICENSING AND PURCHASING ARRANGEMENTS WITH RESPECT TO RONDEC PRODUCTS, CCA PRODUCTS AND KEFTAB PRODUCTS

         1.1 RIGHTS GRANTED; DISCLOSURE OF KNOW-HOW WITH RESPECT TO THE RONDEC PRODUCTS AND CCA PRODUCTS DURING LICENSING PERIOD (AS HEREINAFTER DEFINED). For a period commencing as of the date of the Closing (as hereinafter defined) and expiring upon the earlier of (i) a termination of this Agreement by Dura pursuant to Section 6 below due to a breach or default by DJ Pharma and (ii) the end of the Licensing Term (the "Licensing Period"), Dura hereby grants the following rights and discloses the following Know-How (as hereinafter defined) to DJ Pharma upon the following terms with respect to the Rondec Products and CCA Products:

                  (a) LICENSE OF KNOW-HOW AND REGULATORY APPROVALS WITH RESPECT TO RONDEC PRODUCTS AND CCA PRODUCTS. Subject to the terms and conditions contained in this Agreement, Dura, as of the Closing and through the Licensing Period, hereby grants to DJ Pharma an exclusive license (except as set forth in Section 1.1 (d) hereof, exclusive even as to Dura) under the Know-How (as hereinafter defined) and Regulatory Approvals (as hereinafter defined), to use, market, distribute, promote, offer for sale and sell the Rondec Products in the Rondec Territory and the CCA Products worldwide (the "CCA Territory"). DJ Pharma accepts all the obligations set forth in this Agreement and agrees to use the Know-How and Regulatory Approvals only in connection with the manufacture, sale, distribution, offering for sale, and promotion of the Rondec Products in the Rondec Territory and the CCA Products in the CCA Territory, only for so long as the licenses granted in this Section 1.1(a) remain in effect.

                  For purposes of this Agreement, "Know-How" shall mean all proprietary technical and clinical information, data and know-how relating to the Rondec Products and the CCA Products, whether or not patentable, owned or licensed by Dura with the right to grant sublicenses as of the Closing or acquired during the Licensing Period by either party or their affiliates (with the right to have or disclose). Know-How shall include, without limitation, all processes, formulas, discoveries, information and inventions whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control and clinical data, including, without limitation, phase IV clinical study data. Know-How shall also include relevant medical information relating to any of the Rondec Products or CCA Products (such as customer questions, responses thereto and adverse drug event (ADE) history) in Dura's possession. The term Know-How, however, shall not include (a) any know-how, processes, information and data which is, as of the Closing or later becomes, generally available to the public or (b) any general manufacturing know-how not reasonably required by DJ Pharma to exercise the rights granted under this Agreement to the Rondec Products or CCA Products.

                  For purposes of this Agreement, "Regulatory Approvals" shall mean all authorizations by the appropriate domestic governmental regulatory authorities which are required for the marketing, promotion, pricing, distribution and sale of the Rondec Products in the Rondec Territory and the CCA Products in the CCA Territory, each of which are owned by Dura.

         (b) LICENSE OF TRADEMARKS. Subject to the terms and conditions contained in this Agreement, Dura, as of the Closing and through the end of the Licensing Period, hereby grants to DJ Pharma an exclusive license (exclusive even as to Dura) to use the trademarks associated with the Rondec Products and CCA Products, as set forth on Exhibit "D" attached hereto and incorporated herein by this reference (the "Rondec Trademarks" and the "CCA Trademarks", respectively) only in connection with the manufacture, sale, distribution, offering for sale, and promotion of the Rondec Products in the Rondec Territory and the CCA Products in the CCA Territory. DJ Pharma accepts all the obligations set forth in this Agreement and agrees to use the Rondec Trademarks in the Rondec Territory and the CCA Trademarks in the CCA Territory, only for so long as the license granted under this Section 1.1(b) remains in effect.

         (c) SUBLICENSING. Prior to the expiration of the Licensing Period, DJ Pharma shall not sublicense or assign any of the rights granted to it under this
Section 1.1, without the prior written consent of Dura, which consent may be provided or withheld in Dura's sole discretion.

         (d) RETAINED RIGHTS. Notwithstanding the licenses granted to DJ Pharma under this Section 1.1, after the Closing and through the end of the Licensing Period (except as otherwise indicated), Dura shall retain ownership of all rights to (a) the current NDC numbers it uses for each of the Rondec Products and CCA Products (retained (to the extent required by applicable laws and regulations) through and after the Second Closing (as defined below)), (b) the real and personal property (including, without limitation, all equipment) and general manufacturing know-how used by Dura in manufacturing the Rondec Products or CCA Products (either before, during or after the Licensing Period) other than Know-How (retained through and after the Second Closing), (c) all accounts receivable from sales of the Rondec Products and CCA Products by or on behalf of Dura prior to the Closing, and (d) all inventories of the Rondec Products or CCA Products that have not otherwise been purchased by DJ Pharma pursuant to the Dura Supply Agreement. In addition, Dura retains ownership of and the right to use the Know-How to manufacture Rondec Products and CCA Products for DJ Pharma under the Dura Supply Agreement until the end of the Licensing Period.

         (e) DURA SUPPLY AGREEMENT. By the date of Closing (as hereinafter defined), Dura, Dura Bermuda, and DJ Pharma shall enter into a Dura Supply Agreement (the "Dura Supply Agreement") which shall set forth the respective rights and obligations of the parties regarding Rondec Products and CCA Products to be supplied by Dura for DJ Pharma pursuant to the terms of the Dura Supply Agreement.

         (f) PROMOTION, MARKETING AND SALE OF PRODUCTS.

                  (i) REFERRALS. As of the Closing and through the Licensing Period, Dura shall refer to DJ Pharma any sales inquiry received from a third party in the Rondec Territory with respect to the Rondec Products or from a third party in the CCA Territory with respect to the CCA Products.

                  (ii) MATERIALS AND PROMOTIONAL CLAIMS. For so long as the Rondec Products are sold in the Rondec Territory and the CCA Products are sold in the CCA Territory and prior to the expiration of the Licensing Period, DJ Pharma shall not distribute any written materials or make any promotional claims regarding the Rondec Products or the CCA Products, respectively, unless such written materials or promotional claims have first been reviewed and approved by Dura, such approval not to be unreasonably withheld. Dura agrees to provide DJ Pharma with its approval or rejection of such written materials and promotional claims within thirty (30) days of receipt by Dura. Notwithstanding the foregoing, DJ Pharma at all times shall be solely responsible for complying with all applicable laws and regulations in its promotion and marketing of the Rondec Products and CCA Products.

         (g) USE OF TRADEMARKS. Prior to the expiration of the Licensing Period, DJ Pharma agrees to use the Rondec Trademarks only in connection with the Rondec Products and the CCA Trademarks only in connection with the CCA Products and in the manner and style which shall have the prior written approval of Dura, which shall not be unreasonably withheld. DJ Pharma shall submit to Dura samples of all commercial material containing any of the Rondec Trademarks or CCA Trademarks. Dura, within thirty (30) days of its receipt of such materials, shall have the right to reasonably comment on the usage of the Rondec Trademarks or CCA Trademarks in such materials and DJ Pharma, at its own cost and expense, will promptly correct any improper usage of the Rondec Trademarks or CCA Trademarks. Prior to the time Dura assigns such Rondec Trademarks or CCA Trademarks to DJ Pharma pursuant to this Agreement, DJ Pharma agrees not to claim or to assert any right of ownership in or to such Rondec Trademarks or CCA Trademarks or the goodwill associated therewith and shall take no action intended to destroy, damage or materially impair in any way the ownership or rights of Dura in and to such Rondec Trademarks or CCA Trademarks. Prior to the time Dura assigns such CCA Trademarks or Rondec Trademarks to DJ Pharma pursuant to this Agreement, DJ Pharma shall not register anywhere in the world in its own name or on behalf of any other person or entity, any trademark, trade dress, brands, labeling, designs or other indicia of ownership identical to, or confusingly similar to, the Rondec Trademarks or CCA Trademarks, and shall not associate the Rondec Trademarks or CCA Trademarks with any articles other than the Rondec Products or CCA Products, respectively and shall, at the request of Dura, do all such acts and things and execute all such documents as Dura shall in its reasonable discretion consider necessary or proper to register or maintain the registration of the Rondec Trademarks and CCA Trademarks in the Rondec Territory or any country of the CCA Territory, respectively. Should usage of the Rondec Trademarks or CCA Trademarks in any country vest title thereto in DJ Pharma prior to the time Dura assigns the Rondec Trademarks or CCA Trademarks, respectively, pursuant to Section 1.3(a) hereof, then DJ Pharma shall, at Dura's request, immediately assign and transfer such title to Dura.

         (h) QUALITY CONTROL. DJ Pharma will not permit the quality of the Rondec Products or CCA Products to deteriorate while such Products are in its possession so as to adversely affect the goodwill associated with the Rondec Trademarks or CCA Trademarks, respectively. DJ Pharma shall, upon request of Dura, from time to time furnish Dura, without charge, specifications and samples of Rondec Products or CCA Products for quality review by Dura. Dura or an authorized representative thereof shall have the right, at all reasonable times, to inspect the finished goods in relation to which the Rondec Trademarks or CCA Trademarks are to be used, as part of appropriate quality control.

                  (i) INFRINGEMENT OF TRADEMARKS. In the event that, during the term of the license granted to DJ Pharma under Section 1.1 hereof, either DJ Pharma or Dura learn that any of the Rondec Trademarks or CCA Trademarks is being infringed in any territory by any other party, it shall promptly notify the other of such infringement. In such event both DJ Pharma and Dura shall have the right, but not the obligation to act jointly to terminate any such third party infringement, including, without limitation, prosecuting a lawsuit or other legal proceeding at both Dura's and DJ Pharma's joint expense to be shared equally between Dura and DJ Pharma. Any recovery received as a result of such joint action to terminate an infringement of the Rondec Trademarks or CCA Trademarks, less the reimbursement of each Dura and DJ Pharma for the out-of-pocket expenses incurred in taking, joining and prosecuting such action, shall be shared equally between Dura and DJ Pharma. In the event either DJ Pharma or Dura elects to not take any action to terminate such third party infringement (the "Non-Acting Party") within sixty (60) days following notice from the other of a claim of infringement, such other party (the "Acting Party") shall have the right, but not the obligation, to act to terminate any such third party infringement, including, without limitation, prosecuting a lawsuit or other legal proceeding, at the Acting Party's own expense; and the Acting Party may retain any recovery it may receive as a result of its actions to terminate such infringement. Notwithstanding the foregoing, the Non-Acting Party shall fully cooperate with the Acting Party in any action the Acting Party takes to terminate such infringement and, to the extent the Acting Party recovers damages from such third party, through settlement or otherwise, the Non-Acting Party shall be reimbursed by the Acting Party for all reasonable expenses, if any, incurred in connection therewith.

         1.2 RIGHTS GRANTED WITH RESPECT TO THE KEFTAB PRODUCTS FOR THE LICENSING PERIOD. For the duration of the Licensing Period and subject to the terms and conditions set forth in this Agreement and the Licensing Agreement, except as set forth in Section 1.2(b) hereof, Dura Bermuda hereby exclusively (even as to Dura Bermuda) sublicenses to DJ Pharma the Keftab Rights under the Licensing Agreement in the fifty (50) states and the District of Columbia comprising the United States (the "Keftab Territory"). In addition to the terms and conditions set forth in the Licensing Agreement with respect to the Keftab Products, DJ Pharma agrees to the following terms with respect to its use of the Keftab Products during the Licensing Period:

         (a) SUBLICENSING. Prior to the expiration of the Licensing Period, DJ Pharma shall not assign or sublicense any of the rights granted to it under this
Section 1.2, without the prior written consent of Dura Bermuda, which consent may be provided or withheld in Dura Bermuda's sole discretion.

         (b) RETAINED RIGHTS. Notwithstanding the licenses granted to DJ Pharma under this Section 1.2, after the Closing and through the end of the Licensing Period (except as otherwise indicated), Dura Bermuda shall retain ownership of all rights to (a) the current NDC numbers it uses for each of the Keftab Products (retained (to the extent required by applicable laws and regulations) through and after the Second Closing), (b) all accounts receivable from sales of the Keftab Products by or on behalf of Dura Bermuda prior to the Closing, and (c) all inventories of the Keftab Products that have not otherwise been purchased by DJ Pharma pursuant to the Dura Supply Agreement.

         (c) REFERRALS. As of the Closing and through the Licensing Period, Dura and Dura Bermuda shall refer to DJ Pharma any sales inquiry received from a third party in the Keftab Territory with respect to the Keftab Products.

         (d) MATERIALS AND PROMOTIONAL CLAIMS. For so long as the Keftab Products are sold in the Keftab Territory and prior to the expiration of the Licensing Period, DJ Pharma shall not distribute any written materials or make any promotional claims regarding the Keftab Products, unless such written materials or promotional claims have first been reviewed and approved by Dura Bermuda, such approval not to be unreasonably withheld. Dura Bermuda agrees to provide DJ Pharma with its approval or rejection of such written materials and promotional claims within thirty (30) days of receipt by Dura Bermuda. Notwithstanding the foregoing, DJ Pharma at all times shall be solely responsible for complying with all applicable laws and regulations in its promotion and marketing of the Keftab Products.

         (e) QUALITY CONTROL. DJ Pharma will not permit the quality of the Keftab Products to deteriorate while such Products are in its possession so as to adversely affect the goodwill associated with the Keftab Trademark. DJ Pharma shall, upon request of Dura Bermuda, from time to time furnish Dura Bermuda, without charge, specifications and samples of Keftab Products for quality review by Dura Bermuda. Dura Bermuda or an authorized representative thereof shall have the right, at all reasonable times, to inspect the finished goods in relation to which the Keftab Trademark is to be used, as part of appropriate quality control.

         (f) DURA SUPPLY AGREEMENT. By the date of Closing, Dura, Dura Bermuda, and DJ Pharma shall enter into the Dura Supply Agreement.

         (g) USE OF TRADEMARKS. Prior to the expiration of the Licensing Period, DJ Pharma agrees to use the Keftab Trademark only in connection with the Keftab Products and in the manner and style which shall have the prior written approval of Dura Bermuda, which shall not be unreasonably withheld. DJ Pharma shall submit to Dura Bermuda samples of all commercial material intended for use by DJ Pharma containing the Keftab Trademark. Dura Bermuda, within thirty (30) days of its receipt of such materials, shall have the right to reasonably comment on the usage of the Keftab Trademark in such materials and DJ Pharma, at its own cost and expense, will promptly correct any improper usage of the Keftab Trademark . Prior to the time Dura Bermuda assigns such Keftab Trademark to DJ Pharma pursuant to Section 1.4 of this Agreement, DJ Pharma agrees not to claim or to assert any right of ownership in or to such Keftab Trademark or the goodwill associated therewith and shall take no action which may destroy, damage or materially impair in any way the ownership or rights of Dura in and to such Keftab Trademark. DJ Pharma shall not register at anytime anywhere in the world, except in the Keftab Territory pursuant to the terms of the Licensing Agreement following assignment of the Keftab Trademark under this Agreement, in its own name or on behalf of any other person or entity, any trademark, trade dress, brands, labeling, designs or other indicia of ownership identical to, or confusingly similar to, the Keftab Trademark. Prior to the time Dura Bermuda assigns such Keftab Trademark to DJ Pharma pursuant to this Agreement, DJ Pharma shall not associate the Keftab Trademark with any articles other than the Keftab Products and shall, at the request of Dura Bermuda, do all such acts and things and execute all such documents as Dura Bermuda shall in its reasonable discretion consider necessary or proper to register or maintain the registration of the Keftab Trademark in the Keftab Territory. Should usage of the Keftab Trademark in any country vest title thereto in DJ Pharma prior to the time Dura Bermuda assigns the Keftab Trademark pursuant to this Agreement, then DJ Pharma shall, at Dura Bermuda's request, immediately assign and transfer such title to Dura Bermuda. Upon Dura Bermuda's assignment of Keftab Trademark to DJ Pharma pursuant to this Agreement, DJ Pharma understands and agrees that its use of the Keftab Trademark will be subject to the terms and conditions of the Licensing Agreement.

     (h) INFRINGEMENT OF TRADEMARKS. In the event that, during the term of the license granted to DJ Pharma under Section 1.2 hereof, either DJ Pharma or Dura Bermuda learn that the Keftab Trademark is being infringed in any territory by any other party, it shall promptly notify the other of such infringement. In such event both DJ Pharma and Dura Bermuda shall have the right, but not the obligation to act jointly to terminate any such third party infringement, including, without limitation, prosecuting a lawsuit or other legal proceeding at both Dura Bermuda's and DJ Pharma's joint expense to be shared equally between Dura Bermuda and DJ Pharma. Any recovery received as a result of such joint action to terminate an infringement of the Keftab Trademark, less the reimbursement of each Dura Bermuda and DJ Pharma for the out-of-pocket expenses incurred in taking, joining and prosecuting such action, shall be shared equally between Dura Bermuda and DJ Pharma. In the event either DJ Pharma or Dura Bermuda elects to not take any action to terminate such third party infringement (the "Non-Acting Entity") within sixty (60) days following notice from the other of a claim of infringement, such other party (the "Acting Entity") shall have the right, but not the obligation, to act to terminate any such third party infringement, including, without limitation, prosecuting a lawsuit or other legal proceeding, at the Acting Entity's own expense; and the Acting Entity may retain any recovery it may receive as a result of its actions to terminate such infringement. Notwithstanding the foregoing, the Non-Acting Entity shall fully cooperate with the Acting Entity in any action the Acting Entity takes to terminate such infringement and, to the extent the Acting Entity recovers damages from such third party, through settlement or otherwise, the Non-Acting Entity shall be reimbursed by the Acting Entity for all reasonable expenses, if any, incurred in connection therewith.

     1.3 PURCHASE AND SALE OF THE RONDEC PURCHASED ASSETS (AS HEREINAFTER DEFINED) AND THE CCA PURCHASED ASSETS (AS HEREINAFTER DEFINED).

     (a) UPON EXPIRATION OF THE LICENSING PERIOD. Subject to the terms and conditions of this Agreement, at the expiration of the Licensing Term, (x) Dura shall, without further consideration (except as otherwise set forth herein), transfer, assign and deliver to DJ Pharma the following assets of Dura relating to each of the Rondec Products in the Rondec Territory (the "Rondec Purchased Assets") and to each of the CCA Products in the CCA Territory (the "CCA Purchased Assets") and (y) DJ Pharma shall additionally have a fully-paid, irrevocable license and right under the rights granted in Section 1.1 above:

                  (i) TRADEMARKS. All of the Rondec Trademarks and CCA
Trademarks.

                  (ii) REGULATORY HISTORY. A copy of all documents pertaining to the Rondec Products' and CCA Products' regulatory history including any existing correspondence with the FDA.

                  (iii) FORMULATIONS. All formulations including copies of all documentation for the Rondec Products and CCA Products and the medical information set forth in Exhibit "E" attached hereto and incorporated herein by this reference.

                  (iv) MANUFACTURING INFORMATION; BOOKS AND RECORDS. Copies of all relevant manufacturing information and technology for the Rondec Products and CCA Products including, but not limited to, suppliers, production costs and specifications. Copies of all files and records of Dura specifically relating to the Rondec Products and CCA Products, whether in hard copy or magnetic form including without limitation, all research and development files, including, without limitation, FDA and other governmental agency or instrumentality files pertaining to the Rondec Products, CCA Products or registrations thereto, market studies, copies of consumer complaint files, response letters, adverse event reports, manufacturing worksheets, copies of manufacturing quality records and assurance information, packaging information, sales histories, files, reports, operating records and quality control histories with respect to the Rondec Products and CCA Products.

                  (v) MARKETING INFORMATION. All marketing and sales material and information for the Rondec Products, CCA Products and all copyrights and moral rights thereto.

                  (vi) TRADEMARK LICENSES. The Rondec Products, the CCA Products, the Rondec Trademarks and the CCA Trademarks on the existing respective Rondec and CCA inventory packaging, except for the trade names Dura and Dura Pharmaceuticals, Inc., which DJ Pharma acquires from Dura under this
Section 1 and the right to continue to use such Rondec Trademarks, CCA Trademarks and other information on Rondec Product and CCA Product labels as used thereon by Dura prior to the Second Closing, until DJ Pharma files appropriate drug listings with the FDA which include representative labeling, but no later than one hundred eighty (180) days from the Second Closing or such period of time permitted by applicable law.

                  (vii) KNOW-HOW AND REGULATORY APPROVALS. All of the Know-How and Regulatory Approvals as set forth in Section 1.1(a) hereof.

                  (viii) OTHER RIGHTS. All other intellectual property, proprietary or other rights owned by Dura solely with respect to the Rondec Products or CCA Products, including without limitation such intellectual property set forth on Exhibit "D" attached hereto and incorporated herein by this reference.

     (b) EXCLUDED ASSETS. Notwithstanding the foregoing, Dura is not selling, and DJ Pharma is not purchasing, pursuant to this Agreement any tangible or intangible assets, properties or rights of Dura not expressly included in the Rondec Purchased Assets or CCA Purchased Assets. Except for the Rondec Trademarks and CCA Trademarks set forth in Section 1.3 hereof, DJ Pharma is not purchasing or licensing any rights to the trade names Dura or Dura Pharmaceuticals, Inc. or any logo associated with them.

         1.4 ASSIGNMENT AND ASSUMPTION OF LICENSE AGREEMENT WITH RESPECT TO KEFTAB PRODUCTS UPON EXPIRATION OF LICENSING PERIOD. Subject to the terms and conditions of this Agreement and the Assignment, at the expiration of the Licensing Term, (i) Dura Bermuda shall without further consideration (except as otherwise provided herein), transfer, assign and deliver to DJ Pharma the Keftab Rights and (ii) DJ Pharma shall additionally have a fully-paid, irrevocable license and right under the Keftab Rights.

2.       PAYMENTS

         2.1 FOR PURCHASE AND LICENSING RIGHTS WITH RESPECT TO THE PRODUCTS. In consideration for the purchase and licensing rights as set forth in Section 1 hereof, DJ Pharma shall (i) issue to Dura or Dura Bermuda, as the case may be, the Subordinated Product Acquisition Notes (as hereinafter defined) and (ii) pay to Dura with respect to the Rondec Products and CCA Products and to Dura Bermuda with respect to the Keftab Rights the following licensing fees during the Licensing Period:

         (a) for * (as hereinafter defined) * (as hereinafter defined) of the Products during such *;

         (b)      for * (as hereinafter defined) * during such *;

         (c)      * during each * in the *;

         (d)      * during each * in the *; and

         (e)      * during each * in the * and the *.

Notwithstanding the foregoing, in no event shall payment under Sections 2.1(a)-(e) hereof exceed the following maximum aggregate payments (all of which are exclusive of the costs of inventory and product supply under the Dura Supply Agreement) during the respective calendar year: (i) nineteen million five hundred thousand dollars ($19,500,000) with respect to the 1999 calendar year (the "First Year Maximum Payment") (ii) sixteen million dollars ($16,000,000) with respect to the 2000 calendar year (the "Second Year Maximum Payment"),
(iii) nine million five hundred thousand dollars ($9,500,000) with respect to the 2001 calendar year (the "Third Year Maximum Payment"), and (iv) eight million dollars ($8,000,000) with respect to the 2002 calendar year (the "Fourth Year Maximum Payment"). Notwithstanding the foregoing, in no event shall the First Year Maximum Payment, Second Year Maximum Payment, Third Year Maximum Payment, or Fourth Year Maximum Payment (collectively, the " Maximum Payments") in any way impact or lessen any other obligations of DJ Pharma to Dura, including, without limitation, continuing obligations under the Dura Supply Agreement.

* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

For purposes of this Agreement: (A) a "Contract Quarter" shall mean each quarter in the Contract Year commencing October 1, 1998 and ending September 30, 1999;
(B) the first "Contract Year" shall mean the period of twelve (12) consecutive months commencing on October 1, 1998, and each subsequent Contract Year shall begin on the respective anniversary thereof; and (C) "Net Sales" shall mean (i) the gross amount of sales invoiced to third parties by DJ Pharma less the reasonable and customary accrual-basis deductions from such gross amounts including: (a) normal and customary trade and quantity discounts, allowances and credits actually allowed or paid; (b) credits or allowances given or made for return of previously sold products; (c) sales or excise taxes, as adjusted for rebates and refunds; and (d) chargeback payments and rebates granted to managed health care organizations, employer groups or to federal, state and local governments, their agencies, purchasers and reimbursers or to trade customers, including, but not limited to, wholesalers and chain and pharmacy buying groups, which are specifically identified to the sale of the Products by DJ Pharma. All amounts under this Section shall be determined from the books and records of DJ Pharma which shall be maintained in accordance with GAAP.

         2.2 REDUCTION OF PAYMENTS. Each monthly payment due under Section 2.1 of this Agreement for each Rondec Product, CCA Product and Keftab Product sold by DJ Pharma during such month shall be reduced by the unit Supply Price (as defined in the Dura Supply Agreement) multiplied by the number of units of each such Product sold by DJ Pharma during such month (such reduced amount defined herein as the "Net Royalty Payments").

         2.3 PAYMENTS. For each calendar month in which DJ Pharma is obligated to make payments to Dura with respect to sales pursuant to Section 2.1 hereof, DJ Pharma shall, within thirty (30) days following the close of each such calendar month, furnish to Dura a written report for the calendar month showing
(i) the number of units of each Rondec Product, CCA Product or Keftab Product, as the case may be, sold by DJ Pharma during such calendar month, (ii) the Net Sales of Rondec Products, CCA Products and Keftab Products sold by DJ Pharma during such calendar month, and (iii) the amounts payable under this Section 2 for such calendar month. Simultaneously with the submission of the written report, DJ Pharma shall pay to Dura , for the account of DJ Pharma, a sum equal to the aggregate amount due for such calendar month calculated in accordance with this Agreement. Payments due hereunder shall be paid by wire transfer to a bank account as designated from time to time by Dura.

         2.4 MAINTENANCE OF RECORDS BY DJ PHARMA; AUDITS.

     (a) RECORDKEEPING BY DJ PHARMA. DJ Pharma shall keep accurate books and accounts of record in connection with the sale by DJ Pharma of the Products in sufficient detail to (i) permit accurate determination of all figures necessary for verification of payments or refunds required to be paid hereunder and (ii) verify compliance with Section 2.6 hereof. Records pursuant to this Section 2.4(a) shall be maintained for a period of three (3) years after the end of the year in which they were generated.

     (b) AUDIT BY DURA. Dura, through an independent certified public accountant, shall have the right to access such books and records of DJ Pharma one time per year unless permitted more frequently pursuant to this
Section 2.4(b): (a) to verify the accuracy of the reports and all payments or refunds made hereunder and (b) to verify compliance with the provisions of
Section 2.6 hereof. Notwithstanding the foregoing should an audit by Dura pursuant to this

Section 2.4(b) show a Material Underpayment (as hereinafter defined) by DJ Pharma, Dura shall be permitted to conduct audits pursuant to this Section 2.4(b) as many times in any year as Dura may deem reasonably necessary. Dura's right to have such books and records examined shall survive termination or expiration of this Agreement for a period of six months following such termination or expiration.

     (c) UNDERPAYMENTS/OVERPAYMENTS. If such independent certified public accountant's report shows any underpayment, DJ Pharma shall remit to Dura within thirty (30) days after DJ Pharma's receipt of such report (i) the amount of such underpayment to Dura and (ii) if such underpayment to Dura exceeds five percent (5%) of the total amount owed for the calendar year then being audited ("Material Underpayment"), the reasonable fees and expenses of such independent certified public accountant performing the audit. Any overpayments, less the reasonable fees and expenses of such independent certified public accountant, shall be fully creditable against amounts payable in subsequent payment periods, if any. If no amounts are payable in subsequent periods, Dura shall credit any overpayments, less the reasonable fees and expenses of such independent certified public accounting firm, to principal outstanding under the Subordinated Product Acquisition Notes.

         (d) ADDITIONAL AUDIT REQUIREMENTS UNDER THE LICENSING AGREEMENT. In addition to the audit requirements set forth above, DJ Pharma understands and agrees that with respect to the Keftab Products it shall also be subject to audit by Lilly and such other audit requirements as set forth in the Licensing Agreement.

     2.5 TAXES AND WITHHOLDING. All taxes, assessments and fees of any nature levied or incurred on account of any payments from DJ Pharma to Dura accruing under this Agreement, by national, state or local governments, will be assumed and paid by DJ Pharma, except taxes levied thereon as income to Dura, and if such taxes are required to be withheld by DJ Pharma they will be deducted from payments due to Dura and will be timely paid by DJ Pharma to the proper taxing authority for the account of Dura, and a receipt or other proof of payment therefor secured and sent to Dura as soon as practicable.

     2.6 TIMING OF SALES. DJ Pharma agrees that it shall not, by any artifice, or unreasonable action or omission cause sales of any of the Rondec Products, CCA Products or Keftab Products to occur later than they would otherwise have occurred. Such actions or acts of omission may include, without limitation, announcing or implementing changes in the price of the Products in such a way as to delay the filling of orders from one Contract Quarter or Contract Year to the next. If DJ Pharma has taken any such actions or committed any such act of omission then for all purposes of payment of amounts under Section 2 hereof such sales shall be treated as if made during the period they would have been made were it not for the act or omission on the part of DJ Pharma.

     2.7 ADJUSTMENT OF PAYMENTS RELATED TO RONDEC PRODUCTS OR CCA PRODUCTS. In the event of the occurrence of an FDA/DJ Pharma Event (as hereinafter defined) at any time up to and through December 31, 2006, DJ Pharma's future payment obligations to Dura or Dura Bermuda as of the FDA/DJ Pharma Restriction Date (as hereinafter defined) shall be adjusted as follows:

     (a) AGGREGATE RESTRICTED PRODUCT PAYMENTS EXCEED ADJUSTED NET SALES AMOUNT. In the event that the Aggregate Restricted Product Payments (as hereinafter defined) for a Restricted Rondec Product(as hereinafter defined) or Restricted CCA Product (as hereinafter defined), as the case may be, exceed twenty-five percent (25%) of the total Net Sales by DJ Pharma of such Restricted Rondec Product or Restricted CCA Product (the "Adjusted Net Sales Amount") as of the FDA/DJ Pharma Restriction Date up to the amount by which the Aggregate Restricted Product Payments exceed the Adjusted Net Sales Amount, then DJ Pharma (i) may reduce all Net Royalty Payments not yet due for the Products as of the FDA/DJ Pharma Restriction Date up to the amount by which the Aggregate Restricted Product Payments exceed the Adjusted Net Sales Amount and (ii) may reduce the Rondec/CCA Subordinated Product Acquisition Note (as hereinafter defined) up to the lesser of (x) the product of the principal outstanding under such Rondec/CCA Subordinated Product Acquisition Note as of the FDA/DJ Pharma Restriction Date (such principal to be determined assuming all payments under the Rondec/CCA Subordinated Product Acquisition Note have been made on a timely basis) multiplied by the ration of Net Sales of the respective Restricted Rondec Products or Restricted CCA Products, as the case may be, for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date to total Net Sales of the Rondec Products and CCA Products for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date (the "OTC Product Ratio") and (y) the product of eight million dollars ($8,000,000,000) multiplied by the OTC Product Ratio.

     (b) ADJUSTED NET SALES EXCEED AGGREGATE RESTRICTED PRODUCT PAYMENT.

                  (i) DURING PERIOD COMMENCING AS OF THE CLOSING AND ENDING AS OF DECEMBER 31, 2003. In the event that at any time in the period commencing as of the Closing and ending December 31, 2003, the Adjusted Net Sales Amount exceeds the Aggregate Restricted Products Payments, then DJ Pharma's payment obligations under the Rondec/CCA Subordinated Product Acquisition Note may be reduced by an amount equal to the lesser of (x) the product of the principal outstanding under such Rondec/CCA Subordinated Product Acquisition Note as of the FDA/DJ Pharma Restriction Date (such principal to be determined assuming all payments under the Rondec/CCA Subordinated Product Acquisition Note have been made on a timely basis) multiplied by the OTC Product Ratio and (y) the product of eight million dollars ($8,000,000) multiplied by the OTC Product Ratio.

                  (ii) DURING PERIOD COMMENCING AS OF JANUARY 1, 2004 AND ENDING AS OF DECEMBER 31, 2006. In the event that at any time in the period commencing January 1, 2004 and ending December 31, 2006, the Adjusted Net Sales Amount exceeds the Aggregate Restricted Products Payments, then DJ Pharma's payment obligations under the Rondec/CCA Subordinated Product Acquisition Note shall be reduced by an amount equal to the result of (i) the product of the OTC Product Ration multiplied by the lesser of (x) the principal amount due under the Rondec/CCA Subordinated CCA Subordinated Product Acquisition Note (such of to be determined assuming all payments under the Rondec/CCA Subordinated Product Acquisition Note have been made on a timely basis) and (y) $8,000,000 minus (ii) the amount by which the Adjusted Net Sales Amount exceeds the Aggregate Restricted Product Payments.

     (c) ADJUSTMENT TO MAXIMUM PAYMENTS. In addition to the adjustments set forth in Sections 2.7 (a) and (b) hereof, the Future Maximum Payments (as hereinafter defined) will be reduced by an amount equal to the Future Maximum Payments in effect for the respective period multiplied by the ratio of Net Sales of the respective Restricted Rondec Products or Restricted CCA Products, as the case may be, for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date to total Net Sales of the Products for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date. Any reduction in Future Maximum Payments will reduce the Maximum Payment for any remaining period ratably based upon the Maximum Payment for such period immediately prior to such reduction. In the event of an adjustment of payments pursuant to this Section 2.7 the right, title and interest to the respective Restricted Rondec Product or the respective Restricted CCA Product shall immediately vest in Dura and DJ Pharma shall have no further right, title or interest with respect to such Restricted Rondec Product or Restricted CCA Product. In addition, DJ Pharma shall immediately return all documentation and CCA Purchased Assets or Rondec Purchased Assets related to the respective Restricted Rondec Product or Restricted CCA Product.

Attached as Exhibit H are examples of the calculations set forth in Sections 2.7
(a)-(c) above, based on select hypothetical scenarios.

For purposes of this Section 2.7 the " Aggregate Restricted Product Payments" shall equal the product of (i) the result of (a) the Net Sales of a Restricted Rondec Product or Restricted CCA Product for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date divided by (b) the total Net Sales of the Rondec Products and CCA Products for the twelve (12) months immediately preceding the FDA/DJ Pharma Restriction Date multiplied by (ii) the lesser of
(x) forty percent (40%) of the total Net Royalty Payments made for the Products as of the FDA/DJ Pharma Restriction Date and (y) forty percent (40%) of the Maximum Payments as of the FDA/DJ Pharma Restriction Date.

For purposes of this Section 2.7 an " FDA/DJ Pharma Event " shall be deemed to have occurred at such time as the FDA shall have issued a final determination or action (the "Final FDA Determination") which is not subject to modification, reversal, or appeal as a result of any contest by DJ Pharma undertaken at DJ Pharma's sole discretion, or other governmental review as a result of any such action by DJ Pharma, and which (a) requires DJ Pharma to file a New Drug Application ("NDA") in order to continue selling a Rondec Product or CCA Product, or (b) results in DJ Pharma being unable to sell any of the Rondec Products or CCA Products pursuant to FDA rules and regulations as prescription products, or (c) results in the over-the counter marketing of any product considered by the FDA to possess substantially similar dosage strengths, ingredients, combination of ingredients, and label claims, including without limitation all indications for use, as a Restricted Rondec Product or Restricted CCA Product. Any of the Rondec Products or CCA Products impacted as set forth in subsections (a)-(c) of this paragraph by the Final FDA Determination are defined herein as the "Restricted Rondec Products" and "Restricted CCA Products", respectively.

For purposes of this Section 2.7 the " FDA/DJ Pharma Restriction Date " shall be, except as set forth herein, the date upon which Dura receives from DJ Pharma notice (the "DJ Pharma Notice") of the occurrence of any or all of the foregoing events. With respect to the requirement that DJ Pharma file an NDA as set forth in subsection (a) of the foregoing paragraph, the "FDA/DJ Pharma Restriction Date shall be on the later of the date of the DJ Pharma Notice and the date as of which the NDA is required to be filed.

For purposes of this Section 2.7 " Future Maximum Payments" shall equal the sum of (i) the result of (a) Maximum Payments for the calendar year including the FDA/DJ Pharma Restriction Date minus (b) any Net Royalty Payments paid or due for the calendar year including the FDA/DJ Pharma Restriction Date plus (ii) all Maximum Payments due for all of the calendar years remaining in the Licensing Period which immediately follow the calendar year which includes the FDA/DJ Pharma Restriction Date; in each case after giving effect to any previous adjustment in Maximum Payments pursuant to this Section 2.7 or Section 7.2(h).

3.   CLOSING AND SECOND CLOSING

     3.1 TIME AND PLACE OF THE CLOSING. The closing shall occur on January 25, 1999 (the "Closing"), and all such transactions shall be effective as of 8:00 a.m. pacific standard time on January 25, 1999.

     3.2 ACTIONS TO BE TAKEN AT THE CLOSING. At the Closing, the following actions shall be deemed to have occurred simultaneously and shall be effective as of 8:00 a.m. pacific standard time on January 25, 1999:

     (a) Except as otherwise indicated, at the Closing, Dura and Dura Bermuda (where applicable) shall deliver to DJ Pharma the following:

                  (i) an executed original of this Agreement;

                  (ii) an executed original of the Dura Supply Agreement;

                  (iii) executed originals of all investment documents related to that certain DJ Pharma, Inc. Stockholders Agreement by and among DJ Pharma, the Investors (as defined therein) and the Existing Stockholders (as defined therein), dated January 25, 1998 (collectively, the "Investment Documents");

                  (iv) payment by Dura for shares of DJ Pharma Series A Preferred Stock pursuant to the Purchase Agreement (as hereinafter defined) in the amount of $3,575,000;

                  (v) Termination Statements on Forms UCC-2 (California) and UCC-3 (Delaware) by Dura and Dura Bermuda in connection with Dura or Dura Bermuda's security interests in the Products pursuant to the DJ Pharma Security Agreements; and

                  (vi) such other documents as may be required or necessary to fully effectuate the transactions contemplated herein.

     (b) At the Closing (except as otherwise indicated below), DJ Pharma shall deliver to Dura and to Dura Bermuda (where applicable) the following:

                  (i) an executed original of this Agreement;

                  (ii) an executed original of the Dura Supply Agreement;

                  (iii) an executed original of the $12,000,000 Subordinated Note (the "Rondec/CCA Subordinated Product Acquisition Note", and of the $8,000,000 Subordinated

Note (the "Rondec/CCA Subordinated Product Acquisition Note", which together with the Keftab Subordinated Product Acquisition Note is collectively referred to herein as the "Subordinated Product Acquisition Notes"), both of which are attached hereto as Exhibit F and incorporated herein by this reference;

                  (iv) an executed original of the $5,000,000 Subordinated Note (the "Subordinated Note") attached hereto as Exhibit G and incorporated herein by this reference;

                  (v) executed originals of the Investment Documents;

                  (vi) Certificate of Incorporation and By-Laws of DJ Pharma certified as of the date of Closing;

                  (vii) full payment of fees to Dura (up to an amount not to exceed one hundred fifty thousand dollars ($150,000)) as set forth in Section 7A of that certain Purchasers Agreement by and among DJ Pharma and the Purchasers (as defined therein), dated January 25, 1998 (the "Purchase Agreement"), as set forth on an estimated statement provided by Dura to DJ Pharma as of the Closing. In connection with the foregoing, DJ Pharma understands and agrees that such amount may be increased following final computations by Dura of such costs and DJ Pharma agrees to pay such increased amount (up to an aggregate amount of $150,000 under this Section 3.2 (b)(vii) promptly following Dura's submission to DJ Pharma of such final computation; and

                  (viii) full payment of all outstanding obligations due and payable pursuant to section 2.2 of the Extension Agreement by and between Dura and DJ Pharma; and

                  (ix) such other documents as may be required or necessary to fully effectuate the transactions contemplated herein.

     (c) At the Closing, each party shall provide to the other party copies, certified (as appropriate) by the Secretary, Assistant Secretary or other appropriate officer of the party, of resolutions of the party's Board of Directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto, and the consummation of the transactions contemplated hereby.

     (d) Effective as of the Closing the following documents and all exhibits thereto shall be deemed terminated and of no further force and effect:

                  (i) that certain $23,762,922 Note issued by DJ Pharma to Dura and the Security Agreement between the parties hereto, each dated October 1, 1998;

                  (ii) the Amended and Restated Investor Rights Agreement by and between DJ Pharma and Dura, dated October 1, 1998;

                  (iii) the Security Agreements by and between DJ Pharma and Dura, dated July 28, 1998 and October 1, 1998 (the " DJ Pharma Security Agreements ");

                  (iv) the Commitment Letter by and between Dura and DJ Pharma and all exhibits thereto;

                  (v) the Stock Purchase Warrant, dated July 28, 1998, issued by DJ Pharma to Dura;

                  (vi) the $5,000,000 Convertible Secured Promissory Note, dated July 28, 1998, issued by DJ Pharma to Dura;

                  (vii) the Assignment of the Abbott Purchase Agreement and Abbott Supply Agreement; and

                  (viii) the Extension Agreement by and between Dura, Dura Bermuda and DJ Pharma, dated December 31, 1998.

     3.3 TIME AND PLACE OF THE SECOND CLOSING. The closing of the transfer of the rights and obligations of Dura in and to the Rondec Products and CCA Products and Dura and/or Dura Bermuda in and to the Keftab Products (the "Second Closing") shall occur on January 1, 2003 (or at such other date as may be mutually agreed upon by the parties), and all such transactions shall be effective as of the close of business on the date of the Second Closing.

     3.4 ACTIONS TO BE TAKEN AT THE SECOND CLOSING. At the Second Closing, the parties shall deliver to each other an executed original of an assignment of the Abbott Purchase Agreement, the Abbott Supply Agreement, the Licensing Agreement and the Manufacturing Agreement to be assigned in the form of the Assignment and such other assignments or documents as may be required or necessary to fully effectuate the transactions contemplated herein.

     3.5 NOTIFICATION CONCERNING TRANSFER OF PRODUCTS AND RIGHTS. Promptly after the Second Closing, DJ Pharma will, to the extent required by applicable laws and regulations, notify customers of the Products that DJ Pharma has purchased the Rondec Products, the CCA Products, and has licensed the Keftab Rights.

     3.6 CONDITIONS TO CLOSINGS.

     (a) DJ PHARMA CONDITIONS TO CLOSINGS. The representations and warranties of Dura and Dura Bermuda contained in this Agreement will in all material respects be true as of the date of the Closing and the Second Closing with the same effect as though made at the respective closing; and Dura and Dura Bermuda will have delivered to DJ Pharma a certificate, dated as of the respective closing thereof and signed by its President or a Vice President, to such effect.

     (b) DURA AND DURA BERMUDA CONDITIONS TO CLOSINGS. The representations and warranties of DJ Pharma contained in this Agreement will in all material respects be true as of the Closing and the Second Closing with the same effect as though made at the respective closing; and DJ Pharma will have delivered to Dura and Dura Bermuda a certificate, dated as of the respective closing thereof and signed by its President or a Vice President, to such effect.

4.   INDEMNIFICATION

     4.1 INDEMNIFICATION.

     (a) Dura and Dura Bermuda shall indemnify, defend and hold DJ Pharma and its directors, officers, employees, agents and representatives (collectively the "DJ Pharma Parties") harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses (including interest which may be imposed in connection with any of the foregoing) (collectively, "Damages") incurred or suffered by the DJ Pharma Parties excluding incidental or consequential damages suffered or incurred by the DJ Pharma Parties directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from the DJ Pharma Parties, which shall be covered by the indemnity set forth herein) as a consequence of:

                  (i) any breach of any representation or warranty made by Dura or Dura Bermuda in this Agreement, provided that notice of a claim based upon any such breach is received by Dura or Dura Bermuda prior to the expiration of such representation and warranty pursuant to Section 11.9;

                  (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Dura or Dura Bermuda contained in this Agreement;

                  (iii) any material misrepresentation in or material omission from any agreement, instrument or document delivered by Dura or Dura Bermuda pursuant to the terms of this Agreement;

                  (iv) any activity conducted or liability incurred by Dura or Dura Bermuda in respect to the marketing, sale, and distribution of the Products prior to the Closing; provided, however, that such indemnity shall not apply to the extent such liability results from any act or omission by DJ Pharma, under that certain Co-Promotion Agreement between the parties hereto, dated July 28, 1998, or otherwise; or

                  (v) any other liability of Dura not specifically assumed by DJ Pharma pursuant to this Agreement.

     (b) The DJ Pharma Parties shall indemnify, defend and hold Dura and Dura Bermuda, and each of their respective directors, officers, employees, agents and representatives (collectively the "Dura Parties") harmless from and against any and all Damages incurred or suffered by the Dura Parties (excluding incidental or consequential Damages suffered or incurred by Dura directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from Dura, which shall be covered by the indemnity set forth herein) as a consequence of:

                  (i) any breach of any representation or warranty made by DJ Pharma in this Agreement, provided that notice of a claim based upon any such breach is received by DJ Pharma prior to the expiration of such representation and warranty pursuant to Section 11.9;

                  (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of DJ Pharma contained in this Agreement;

                  (iii) any material misrepresentation in or material omission from any agreement, instrument or document delivered by DJ Pharma pursuant to the terms of this Agreement; or

                  (iv) any and all liabilities and obligations relating to the CCA Products, the Rondec Products and the Keftab Products or Rights which are hereby expressly assumed by DJ Pharma as set forth in Section 8.3 hereof.

     4.2 NOTICE AND OPPORTUNITY TO DEFEND. Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 4.1, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section , except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 4.2, the party conducting the defense of a claim shall (a) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (b) conduct the defense of such claim in a prudent manner, and the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

     4.3 INDEMNIFICATION PAYMENT OBLIGATION. No Indemnifying Party will have any obligations under Sections 4.l(a) or 4.1(b) until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds $100,000 at which time the entire cumulative aggregate amount of such Damages shall be covered. The provisions of this Section 4.3 shall not limit or otherwise affect the obligations of any Indemnifying Party under any other Section of this Agreement.

     4.4 INDEMNIFICATION PAYMENT; ADJUSTMENTS. The amount of any Damages for which indemnification is provided under this Section 4 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder if pursuing such claim is reasonably likely to result in increased premiums or materially and adversely affect a party's insurability. If any Indemnified Party shall have received any payment pursuant to this Section 4 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 4 with respect to such Damages and (ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 4 with respect to such Damages.

     4.5 INDEMNIFICATION PAYMENT. Upon the final determination of liability and the amount of the indemnification payment under this Section 4, the appropriate party shall pay to the other, as the case may be, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

     4.6 INSURANCE. DJ Pharma shall obtain and maintain at all times during the term of this Agreement, Commercial General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under this Section 4, with limits of not less than one million dollars ($1,000,000) per occurrence and in the aggregate for general liability insurance and ten million dollars ($10,000,000) per occurrence and in the aggregate for products liability insurance. DJ Pharma shall provide Dura with a Certificate of Insurance evidencing this coverage within fifteen (15) days after the Closing. Such products liability insurance policy shall name Dura as an additional insured and DJ Pharma shall use its commercially reasonable efforts to ensure that such insurance policy contains a provision requiring thirty (30) day advance notice to Dura in the event of its cancellation or termination. During the Licensing Period, Dura and Dura Bermuda shall each maintain insurance with third parties sufficient to cover its obligations under Section 4.

5.       DISPUTE RESOLUTION

     5.1 GOOD FAITH DISCUSSION; ADR PROCESS. Except as set forth in Section 10, the parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. If they are unable to resolve the dispute within thirty (30) calendar days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by initiating an Alternative Dispute Resolution Arbitration ("ADR") in which the American Arbitration Association (the "AAA") shall select the neutral ("Neutral") as provided herein. Notwithstanding the foregoing, the parties hereto may seek legal channels other than ADR to the extent necessary to enforce the terms of
Section 10 herein. The ADR shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except as otherwise provided below.

     5.2 ADR ISSUES: SELECTION OF NEUTRAL. An ADR shall be initiated by a party by sending written notice thereof to the other party and the AAA, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by sending written notice to the initiating party and the AAA, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, the AAA shall nominate to the parties at least five (5) qualified nominees from the AAA's Panel of distinguished Neutrals. The parties shall have five (5) business days after the receipt of such nominations to agree on a Neutral or, failing to agree, to rank-order their preferences with the most preferred being given the lowest number, and mail the rank-order to the AAA. The AAA shall notify the parties of their selection. If all nominees are unacceptable to a party, the procedure shall be repeated and, if the parties cannot select a neutral the second time, the AAA shall select the Neutral.

     5.3 NEUTRAL WITH SPECIAL EXPERTISE. In the event of a dispute between the parties relating to the calculation of any commissions or the amount of other consideration payable under this Agreement (including, without limitation, the results of any audit conducted on behalf of a party pursuant to this Agreement), then, in addition to the procedure set forth in Section 5.2 above, the Neutral shall be a partner or full member of an internationally recognized certified public accounting firm which is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation.

     5.4 ADR HEARING. The Neutral shall hold a hearing to resolve the issues within one hundred twenty (120) business days after selection in San Diego, California. Each party may be represented by counsel. Prior to the hearing the parties shall be entitled to engage in discovery under procedures of the Federal Rules of Civil Procedure; PROVIDED, HOWEVER, that a party may not submit more than fifty (50) written interrogatories or take more than four (4) depositions. There shall not be any, and the Neutral shall not permit, any discovery within thirty (30) days of the hearing. The Neutral shall have sole discretion regarding the admissibility of evidence and conduct of the hearing. At least five (5) business days prior to the hearing, each party shall submit to the other party and the Neutral a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to 5 pages), and a proposed disposition of the dispute (up to 5 pages). The proposed disposition shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues; PROVIDED, HOWEVER, that the parties will not present proposed monetary remedies. Within five (5) business days after close of the hearing, each party may submit a post-hearing brief (up to 5 pages) to the Neutral.

     5.5 ADR RULING; FEES AND EXPENSES. The Neutral shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen (15) business days after the conclusion of the hearing. The Neutral shall rule on each issue and shall adopt in its entirety the proposed ruling of one of the parties on each issue. In the circumstance where the Neutral rules for a party on a claim in the form of a claim for monetary damages, the parties will then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages. The Neutral will rule on and adopt one of the proposed remedies within ten (10) days of their submission. The Neutral's disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. A judgement on the Neutral's disposition may be entered in any court having jurisdiction over the parties. The prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses of the Neutral, as well as the standard charges of the AAA for its assistance.

6.       TERMINATION OF AGREEMENT

     6.1 TERMINATION FOR CAUSE - BOTH PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated prior to the Second Closing by written notice at any time prior to the Second Closing:

         (a) by Dura or Dura Bermuda for material breach by DJ Pharma or by DJ Pharma for material breach by Dura or Dura Bermuda, which breach remains uncured for thirty (30) days in the case of nonpayment of any amount due and unless otherwise set forth herein, ninety (90) days for all other breaches, each measured from the date written notice of such breach is given to the breaching party or, if such breach is not susceptible of cure within such ninety (90) day period and the breaching party uses diligent good faith efforts to cure such breach, for one hundred eighty (180) days after written notice to the breaching party. Notwithstanding the foregoing, in the event of a payment default by DJ Pharma as a result of Financial Hardship (as hereinafter defined) at any one time during the term of this Agreement, DJ Pharma shall be afforded the opportunity to cure such payment default (as well as any other payment default occurring within 150 days thereafter) for a period of one hundred fifty (150) days following written notice by Dura to DJ Pharma of the initial payment breach, provided that the following conditions have been met:

                  (i) DJ Pharma has not previously breached any payment requirements under this Agreement;

                  (ii) During such 150 day cure period DJ Pharma uses diligent good faith efforts to cure such breach;

                  (iii) any nonpayment breaches or events warranting termination under this Agreement which occur during such 150 day cure period shall be cured by the expiration of such 150 day cure period (or earlier if the applicable cure period described in this Section 6 expires earlier than the 150 day cure period);

                  (iv) During such 150 day cure period DJ Pharma does not make any payments to any other third parties which are other than (x) in the ordinary course of business or (y) senior to DJ Pharma's payment obligations to Dura ;

                  (v) At the commencement of such cure period DJ Pharma provides Dura with financial documentation to Dura's satisfaction documenting cash and access to borrowings below five hundred thousand dollars ($500,000) ("Financial Hardship"); and

                  (vi) upon termination of such cure period, DJ Pharma agrees to pay Dura all outstanding amounts due plus interest accrued as of the date the amounts became overdue at a rate equal to the Prime Rate in effect at the time of default (as published by the Wall Street Journal) plus six percent (6%) per annum (or the highest amount allowed by law, if such lawful amount is lower than the foregoing).

         (b) by Dura or Dura Bermuda or by DJ Pharma immediately upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceedings are not dismissed within ninety (90) days after the filing thereof.

     6.2 TERMINATION FOR CAUSE - DURA AND DURA BERMUDA. Prior to Dura's transfer to DJ Pharma of the Rondec Purchased Assets and the CCA Purchased Assets and Dura and/or Dura Bermuda's assignment, as the case may be, of the Keftab Rights, this Agreement may be terminated by Dura and Dura Bermuda, at their option and discretion, if the Dura Supply Agreement is terminated prior to its natural expiration due to a material, uncured breach by DJ Pharma.

     6.3 TERMINATION FOR CAUSE - DJ PHARMA. Prior to Dura's transfer to DJ Pharma of the Rondec Purchased Assets and the CCA Purchased Assets and Dura and/or Dura Bermuda's assignment of the Keftab Rights, as the case may be, this Agreement may be terminated by DJ Pharma, at its option and discretion, if the Dura Supply Agreement is terminated prior to its natural expiration due to a material, uncured breach by Dura or Dura Bermuda. Notwithstanding the foregoing, DJ Pharma understands and agrees that while Dura shall use commercially reasonable efforts to supply Products to DJ Pharma, Dura cannot guarantee supplies from third party manufacturers and that any failure of third party manufacturers to supply Products to or on behalf of DJ Pharma shall in no event result in a right of termination of this Agreement by DJ Pharma.

6.4      EFFECT OF TERMINATION.

         (a) In the event of termination by Dura or Dura Bermuda, DJ Pharma shall return all Dura documents in its possession within fourteen (14) days of any such termination.

         (b) In the event of termination by DJ Pharma as a result of a material breach by Dura or Dura Bermuda, DJ Pharma shall have any and all remedies available at law or equity.

         (c) In the event of termination by Dura or Dura Bermuda as a result of a material breach by DJ Pharma prior to the expiration of the Licensing Term, Dura may at its option terminate the purchase and license rights set forth in
Section 1 hereof with respect to the Products. In the event of termination by Dura or Dura Bermuda at any time as a result of material breach by DJ Pharma, Dura or Dura Bermuda shall in addition to the remedies set forth in this Section 6.4(c) have any and all remedies available at law or equity; Notwithstanding the foregoing in the event Dura terminates the purchase and license rights with respect to the Products following DJ Pharma's failure to cure a payment default within the 150 day cure period following such default as a result of Financial Hardship pursuant to Section 6.1(a) hereof, DJ Pharma shall be entitled to apply the aggregate sum of Net Royalty Payments made to Dura or Dura Bermuda as of the date of default pursuant to Section 2 hereof as payments of principal only under the Subordinated Product Acquisition Notes up to the lesser of (x) the amount of principal outstanding under such Subordinated Product Acquisition Notes and (y) twenty million dollars ($20,000,000).

         (d) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

7.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF DURA WITH RESPECT TO THE CCA PRODUCTS AND THE RONDEC PRODUCTS. As of the date of this Agreement and as of the Second Closing, Dura hereby represents, warrants and covenants to DJ Pharma the following, all with respect to the CCA Products in the CCA Territory and the Rondec Products in the Rondec Territory (collectively, the "CCA/Rondec Products") only:

         (a) AUTHORITY. Dura has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Dura have been duly authorized by Dura. This Agreement constitutes the legal, valid and binding obligation of Dura, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery or performance of this Agreement by Dura, nor the consummation of the transactions contemplated hereby nor compliance by Dura with the terms and provisions of this Agreement will result in a violation or breach of any term or provision of Dura's Certificate of Incorporation or By-laws, or of any statute, rule or regulation applicable to Dura, nor conflict with or constitute a default under any agreement to which Dura is a party or to which its assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Dura is a party or by which its assets are bound.

         (b) TITLE TO ASSETS, LIENS AND ENCUMBRANCES. Except as set forth in
Schedule 7.1(b) hereof, Dura has good title to the CCA/Rondec Products and the inventory of Rondec Products and CCA Products and any inventions, know-how, trade secrets, intellectual property rights and technology necessary to transfer, assign and deliver the Rondec Purchased Assets and CCA Purchased Assets and has the right to grant the rights in connection with the CCA/Rondec Products to DJ Pharma as set forth herein, free and clear of all security interests, liens, claims, restrictions, royalty obligations and encumbrances whatsoever other than any of the foregoing which will not interfere with DJ Pharma's rights to manufacture or have manufactured, distribute, offer for sale, market and sell the CCA/Rondec Products. Such rights licensed, assigned, transferred or delivered to DJ Pharma represent all of the rights which Dura owns or has with respect to the CCA/Rondec Products and constitute all of the rights necessary for DJ Pharma to market, distribute, offer for sale, promote and sell each of the CCA/Rondec Products (and manufacture the Rondec Products and CCA Products). Dura is the non-exclusive licensee of the Rondec Patent in the Rondec Territory and has exclusive rights to the U.S. trademarks RONDEC-Registered Trademark- and RONDEC-TR-Registered Trademark- for medicine and pharmaceutical preparations in the Rondec Territory. No other unrelated party has been granted a license or other permission to use the trademarks RONDEC-Registered Trademark- and RONDEC-TR-Registered Trademark- in the Rondec Territory for medicine and pharmaceutical preparations, and upon the Closing, with the exception of the supply and manufacture of the Rondec Products under the Abbott Supply Agreement, DJ Pharma will have the sole right to use the trademarks RONDEC-Registered Trademark- and RONDEC-TR-Registered Trademark- in the Rondec Territory for medicine and pharmaceutical preparations. Dura is the sole owner of the CCA Trademarks. No other party has been granted a license or other permission to use the CCA Trademarks, and upon the Closing, with the exception of the supply and manufacture of the CCA Products under the Dura Supply Agreement, DJ Pharma will have the sole right to use the CCA Trademarks.

         (c) CLAIMS; LITIGATION. Dura is not aware of any claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or threatened by, against or relating to the CCA/Rondec Products, the CCA Trademarks, the Rondec Patent or the trademark Rondec which if determined adversely would have an adverse effect on DJ Pharma's rights to manufacture or have manufactured, market, distribute, offer for sale and sell the CCA/Rondec Products.

         (d) COMPLIANCE WITH LAWS. Dura is currently in compliance with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it with respect to the CCA/Rondec Products, the CCA Trademarks and the trademarks RONDEC-Registered Trademark- and RONDEC-TR-Registered Trademark-.

         (e) INTELLECTUAL PROPERTY. Exhibit D hereof sets forth a true and correct list of all material patents, trademarks, service marks, trade names, copyrights and applications for registration and registrations thereof, owned or licensed by Dura, and used with respect to the CCA/Rondec Products (collectively, the "Intellectual Property"). Other than the Intellectual Property, to the best of Dura's knowledge, there are no patents, trademarks, service marks, trade names, copyrights, applications for registration or registrations thereof necessary for manufacture, marketing or sale of CCA Products or the Rondec Products as currently manufactured, marketed and sold by Dura. Dura has good and marketable title to, or other legal right to use, the Intellectual Property, free and clear of any license, royalty arrangement, lien, claim or encumbrance of any nature whatsoever other than any of the foregoing which will not interfere with DJ Pharma's rights to manufacture, distribute, offer for sale, market and sell the CCA/Rondec Products.

         (f) CONTRACTS. Schedule 7.1(f) sets forth a true and complete list of the entities with whom Dura has contracts as of the Closing relating to the CCA/Rondec Products, and copies of such contracts or relevant portions of contracts have been made or will be made available to DJ Pharma for inspection prior to the Closing. Such contracts constitute the only written contracts, arrangements, commitments and agreements, currently in force and used by

Dura with respect to the manufacture, marketing, distribution, offering for sale or sale of the Products in the applicable territories. Such contracts are valid and binding, enforceable by or against Dura in accordance with their respective terms and are in full force and effect. Neither Dura nor, to Dura's best knowledge, any other party thereto, is in breach of any provision of or in default under any term of any such contract, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or any loss of rights.

         (g) [Intentionally Omitted.]

         (h) COMPLIANCE WITH CONTRACT OBLIGATIONS. Dura is in compliance and shall at all times remain in compliance with any and all contract obligations with DJ Pharma, including without limitation, under this Agreement, the ongoing covenants and representations herein, any outstanding notes or contracts currently or hereinafter in effect and with other parties to the extent related to the subject matter hereof, including, without limitation, obligations under the Abbott Purchase Agreement or the Abbott Supply Agreement which are not expressly assumed by DJ Pharma. In the event of a breach of payment terms by Dura under the Abbott Purchase Agreement or the Abbott Supply Agreement which results in DJ Pharma's inability to acquire, market and sell the Rondec Products as contemplated herein, DJ Pharma shall have the right to cure such breach by making such payment and offsetting it against an equal amount of Net Royalty Payments for the Products not yet due by DJ Pharma to Dura or under the Subordinated Product Acquisition Notes.

         (i) ACCESS TO BOOKS AND RECORDS. Subsequent to the Second Closing (for the Rondec Products and CCA Products), each party agrees that they will grant to each other and each other's agents reasonable access during normal business hours upon reasonable notice to any books and records then in their possession or in the possession of their respective affiliates to the extent of information contained in such books or records that relates to Dura's operation of the Rondec Purchased Assets and the CCA Purchased Assets prior to the Second Closing, and is shown to be needed for tax, operations, regulatory or accounting purposes.

     7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF DURA BERMUDA WITH RESPECT TO THE KEFTAB PRODUCTS. As of the date of this Agreement and as of the Second Closing, Dura and Dura Bermuda hereby represent, warrant and covenant to DJ Pharma the following, all with respect to the Keftab Products in the Keftab Territory only:

         (a) AUTHORITY. Dura Bermuda has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Dura Bermuda have been duly authorized by Dura Bermuda. This Agreement constitutes the legal, valid and binding obligation of Dura Bermuda, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery or performance of this Agreement by Dura Bermuda, nor the consummation of the transactions contemplated hereby nor compliance by Dura Bermuda with the terms and provisions of this Agreement will result in a violation or breach of any term or provision of Dura Bermuda's Certificate of Incorporation and Memorandum of Association of Company Limited by Shares or Bye-laws, or of any statute, rule or regulation applicable to Dura Bermuda, nor conflict with or constitute a default under any agreement to which Dura Bermuda is a party or to which its assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Dura Bermuda is a party or by which its assets are bound.

         (b) TITLE TO ASSETS, LIENS AND ENCUMBRANCES. Except as set forth in
Schedule 7.2(b) hereof, Dura Bermuda has good title to the Keftab Products and any inventions, know-how, trade secrets, intellectual property rights and technology necessary to assign, transfer and deliver the Keftab Rights, and Dura Bermuda has the right to grant the rights to the Keftab Products to DJ Pharma as set forth herein, free and clear of all security interests, liens, claims, restrictions, royalty obligations and encumbrances whatsoever other than any of the foregoing which will not interfere with DJ Pharma's rights to manufacture or have manufactured, market, distribute, offer for sale and sell the Keftab Products. In connection with Dura's security interest with respect to the Keftab Products pursuant to the terms of the Dura Bermuda Security Agreement (as defined in Schedule 7.2(b) hereof), Dura hereby covenants that should Dura exercise its rights at any time during the Licensing Period with respect to its security interest in the Keftab Products under the Dura Bermuda Security Agreement, Dura shall assume all of Dura Bermuda's obligations to DJ Pharma with respect to the Keftab Products under this Agreement. Notwithstanding the foregoing, Dura hereby covenants that should the Keftab Rights be transferred to DJ Pharma pursuant to Section 1.4 hereof, and if as of such time Dura has not exercised its rights under the Dura Bermuda Security Agreement with respect to the Keftab Products, Dura shall as of the Second Closing release its security interest under the Dura Bermuda Security Agreement with respect to the Keftab Products. Such rights licensed, assigned, delivered or transferred to DJ Pharma under this Agreement and the Assignment (at Second Closing) represent all of the rights which Dura Bermuda owns or has with respect to the Keftab Products and constitute all of the rights necessary for DJ Pharma to market, promote, distribute, offer for sale, and sell each of the Keftab Products. Dura Bermuda has the right to grant the rights to the Keftab Rights under the Assignment (by Second Closing) and to the Keftab Trademark and as set forth under the Licensing Agreement.

         (c) CLAIMS; LITIGATION. Neither Dura nor Dura Bermuda is aware of any claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or threatened by, against or relating to the Keftab Products or the Keftab Trademark in the Keftab Territory, which if determined adversely would have an adverse effect on DJ Pharma's rights to manufacture or have manufactured, market and sell the Keftab Products.

         (d) COMPLIANCE WITH LAWS. Dura Bermuda is currently in compliance with all material laws, ordinances, treaties and governmental rules, orders and regulations applicable to it with respect to the Keftab Products and the Keftab Trademark.

         (e) INTELLECTUAL PROPERTY. Exhibit D hereof sets forth a true and correct list of all material patents, trademarks, service marks, trade names, copyrights and applications for registration and registrations thereof, owned or licensed by Dura Bermuda subject to the terms of the License Agreement, and used with respect to the Keftab Products in the Keftab Territory (collectively, the "Keftab Intellectual Property"). Other than the Keftab Intellectual Property, to the best of Dura Bermuda's knowledge, there are no material patents, trademarks, service marks, trade names, copyrights, applications for registration or registrations thereof necessary for manufacture, marketing or sale of the Keftab Products as currently manufactured, marketed and sold by Dura Bermuda. Dura Bermuda has good and marketable title to, or other legal right to use, the Keftab Intellectual Property, free and clear of any license, royalty arrangement, lien, claim or encumbrance of any nature whatsoever other than any of the foregoing which will not interfere with DJ Pharma's rights to manufacture, market, distribute, offer for sale and sell the Keftab Products.

         (f) CONTRACTS. Schedule 7.2(f) sets forth a true and complete list of the entities with whom Dura Bermuda has contracts as of Closing relating to the Keftab Products, and copies of such contracts or relevant portions of contracts have been made or will be made available to DJ Pharma for inspection prior to the Closing. Such contracts constitute the only written contracts, arrangements, commitments and agreements, currently in force and used by Dura Bermuda with respect to the manufacture, marketing, distribution, offering for sale, or sale of the Keftab Products in the Keftab Territory. Such contracts are valid and binding, enforceable by or against Dura Bermuda in accordance with their respective terms and are in full force and effect. Neither Dura Bermuda nor, to Dura Bermuda's best knowledge, any other party thereto, is in breach of any provision of or in default under any term of any such contract, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or any loss of rights.

         (g) INVENTORY. [Intentionally Omitted.]

         (h) COMPLIANCE WITH LICENSING AGREEMENT. Dura Bermuda shall comply from and after the Closing and through the Second Closing in all respects with the terms and conditions of the Licensing Agreement and the Manufacturing Agreement. In the event (a "Keftab Event") (x) a breach by Dura or Dura Bermuda of the Licensing Agreement or Manufacturing Agreement which is not cured under the terms of the Licensing Agreement or Manufacturing Agreement, respectively, and which is not due to any action or omission by DJ Pharma, results in a reversion of the Keftab Products to Lilly pursuant to the terms of Section 9.1(d)(I) of the Licensing Agreement or (y) Dura or Dura Bermuda receive during the Licensing Period any refunds by Lilly which are specifically attributable to the Keftab Products and are paid by Lilly pursuant to Section 3.5 of the Licensing Agreement as a result of a breach by Lilly of the Manufacturing Agreement resulting in DJ Pharma's inability to obtain its required supply of Keftab Products, the Future Maximum Payments to be made by DJ Pharma pursuant to
Section 2.1 hereof will be reduced to an amount equal to (Net Sales of Rondec Products and CCA Products for the twelve (12) months immediately preceding the loss of use of the Keftab products contemplated by this Section 7.2(h) divided by total Net Sales of Products for the twelve (12) months immediately preceding the loss of use of the Keftab Products pursuant to this Section 7.2(h) multiplied by the Future Maximum Payments in effect for the respective period (the "Adjusted Maximum Payment"). Any reduction in Future Maximum Payments will reduce the Maximum Payment for any remaining period ratably based upon the Maximum Payment for such period immediately prior to such reduction. In addition, DJ Pharma's payment obligations to Dura or Dura Bermuda not yet due under the Subordinated Product Acquisition Notes and Net Royalty Payments for the Products not yet due based on the Adjusted Maximum Payments with respect to the Products may be reduced up to an aggregate maximum of thirty million dollars ($30,000,000), with such reduction applying during the Licensing Period first to Net Royalty Payments for the Products not yet due and upon termination of the Licensing Term to principal not yet due under the Subordinated Product Acquisition Notes. For purposes of applying the foregoing reduction only, the principal balance and accrued interest of the Subordinated Product Acquisition Notes shall be recalculated as if the reduction to the principal amount of such Subordinated Product Acquisition Notes occurred on the date of the Keftab Event. The foregoing adjustments shall not in any way impact or lessen any other obligations of DJ Pharma to Dura including, without limitation, continuing obligations under the Dura Supply Agreement and the Subordinated Notes. Further upon any adjustments pursuant to this Section 7.2(h), the right, title and interest to the Keftab Products or Keftab Rights shall immediately vest in Dura or Dura Bermuda and DJ Pharma shall have no further right, title or interest with respect to such Keftab Products or Keftab Rights. In addition all documentation and materials related to the Keftab Products and Keftab Rights shall be immediately returned by DJ Pharma to Dura Bermuda.

For purposes of this Section 7.2(h) " Future Maximum Payments " shall equal the sum of (i) the result of (a) Maximum Payments for the calendar year including the date of a Keftab Event minus (b) any Net Royalty Payments paid or due for the calendar year including the date of a Keftab Event plus (ii) all Maximum Payments due for all of the calendar years remaining in the Licensing Period which immediately follow the calendar year which includes the date of the Keftab Event; in each case after giving effect to any previous adjustment in Maximum Payments pursuant to Section 2.7.

         (i) COMPLIANCE WITH DJ PHARMA CONTRACT OBLIGATIONS. Dura Bermuda is in compliance and shall at all times remain in compliance with any and all contract obligations with DJ Pharma, including without limitation, under this Agreement, the ongoing covenants and representations herein, any outstanding notes or contracts currently or hereinafter in effect.

         (j) ACCESS TO BOOKS AND RECORDS. Subsequent to the Second Closing, each party agrees that they will grant to each other and each other's agents reasonable access during normal business hours upon reasonable notice to any books and records then in their possession or in the possession of their respective affiliates to the extent of information contained in such books or records that related to Dura's or Dura Bermuda's operation of the Keftab Rights or the Keftab Products prior to the Second Closing, respectively and is shown to be needed for tax, operations, regulatory or accounting purposes.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF DJ PHARMA. As of the date of this Agreement and as of the Closing, DJ Pharma hereby represents, warrants and covenants to Dura as follows:

     8.1 AUTHORITY. DJ Pharma has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by DJ Pharma has been duly authorized by DJ Pharma. This Agreement constitutes the legal, valid and binding obligation of DJ Pharma, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery or performance of this Agreement by DJ Pharma, nor the consummation of the transactions contemplated hereby nor compliance by DJ Pharma with the terms and provisions of this Agreement will result in a violation or breach of any term or provision of DJ Pharma's Certificate of Incorporation or by-laws, or of any statute, rule or regulation applicable to DJ Pharma, nor conflict with or constitute a default under any agreement to which DJ Pharma is a party or to which its asserts are subject, or any instrument, judgment, decree, writ, or other restriction to which DJ Pharma is a party or by which its assets are bound.

     8.2 COMPLIANCE WITH LAWS. DJ Pharma is in compliance with all governmental laws, rules and regulations applicable to its business and it shall at all times comply with all applicable laws regulating its activities under this Agreement.

     8.3 ASSUMPTION OF LIABILITIES AND OBLIGATIONS; COMPLIANCE WITH DURA CONTRACT OBLIGATIONS. Except as set forth herein, DJ Pharma hereby expressly assumes all Assumed Liabilities (as defined in the Licensing Agreement) and any and all other liabilities and obligations relating to the Products, including without limitation all such liabilities and obligations with respect to the Products as set forth under the Abbott Purchase Agreement, the Abbott Supply Agreement, the Licensing Agreement and the Manufacturing Agreement (collectively, the "Product Agreements"). In this regard, DJ Pharma hereby assumes and agrees to bear and be responsible for and to perform and satisfy all responsibilities, duties (including, without limitation, compliance with all applicable laws and regulations), obligations, claims, Damages, liabilities, burdens and problems of any nature whatsoever (collectively, the "Obligations") associated directly or indirectly with DJ Pharma's ownership, Activities or other use of the Products, from and after the Closing, including, without limitation, all recalls, rebates, returns, reimbursements, chargebacks, minimum purchase requirements under the Manufacturing Agreement or Abbott Supply Agreement, all warranty claims and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising in connection with any of the Products sold or Keftab Rights exercised on or after the Closing, except for those Obligations, Activities or Damages with respect to which Dura is providing indemnification pursuant to the provisions of Section 4 of this Agreement. Notwithstanding the foregoing, DJ Pharma shall not be liable and does not assume (i) payment obligations under Sections 3 and 5 of the Licensing Agreement and Abbott Purchase Agreement, (ii) any obligations under the Product Agreements which do not relate to any of the Products, (iii) any obligations under the Product Agreements which accrued prior to October 1, 1998, or (iv) any obligations expressly assumed by Dura under the Dura Supply Agreement or required in order to fulfill its obligations as a facilitator of supplies pursuant to the terms of the Dura Supply Agreement. DJ Pharma is in compliance and shall at all times remain in compliance with any and all contract obligations, to the extent specified in this Section 8.3 under this Agreement, the Licensing Agreement, the Manufacturing Agreement, the Abbott Purchase Agreement, the Abbott Supply Agreement, the Dura Supply Agreement, and during any time when there is no Senior Indebtedness (as defined in the Subordinated Product Acquisition Notes), the Subordinated Product Acquisition Notes, In the event of an event of default under any of the Subordinated Product Acquisition Notes during such time as there is Senior Indebtedness, Dura or Dura Bermuda shall have all rights and remedies available at law or equity under the terms of the Subordinated Product Acquisition Notes, but such default shall not be considered a default by DJ Pharma under this Agreement.

     8.4 PROMOTIONAL AND MARKETING EFFORTS. DJ Pharma hereby covenants to use its commercially reasonable efforts to diligently and actively market and promote the Products during the Licensing Period and hereby agrees to establish and spend the following minimum sales and marketing budget in connection with the diligent promotion of such Products (the "Marketing Budget") during the Licensing Period:
(i) From January 1, 1999 to December 31, 2001, the Marketing Budget must equal or exceed the lesser of (x) the royalty percentage for the respective period as set forth in Section 2.1 hereof times DJ Pharma's total sales and marketing budget of ten million three hundred thousand dollars ($10,300,000) for all products sold and/or marketed by DJ Pharma in the 1999 calendar year and (y) the royalty percentage for the respective period as set forth in Section 2.1 hereof times DJ Pharma's actual yearly sales and marketing expenditures for the respective year (ii) From January 1, 2002 to December 31, 2002 the Marketing Budget must equal or succeed the lesser of (x) 33.3% of DJ Pharma's total sales and marketing budget for all products sold and/or marketed by DJ Pharma in the 1999 calendar year and (y) 33.3% of DJ Pharma's actual yearly sales and marketing expenditures for the respective year.

9. NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7 HEREOF, NEITHER DURA NOR DURA BERMUDA MAKE ANY REPRESENTATION OR WARRANTY AS TO THE CCA PRODUCTS, RONDEC PRODUCTS, THE KEFTAB PRODUCTS OR KEFTAB RIGHTS OR THE MANUFACTURING, MARKETING AND SALE OF SUCH PRODUCTS OR OTHER ACTIVITIES WITH RESPECT TO SUCH RIGHTS (COLLECTIVELY, THE "ACTIVITIES"), EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DURA AND DURA BERMUDA SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. WITHOUT LIMITING THE FOREGOING, DJ PHARMA ACKNOWLEDGES THAT IT HAS NO AND IS NOT RELYING UPON AN IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, OR UPON ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PROSPECTS (FINANCIAL, REGULATORY OR OTHERWISE), OR THE VALIDITY OR LIKELIHOOD OF SUCCESS OF THE ACTIVITIES AFTER THE CLOSING OR THE SECOND CLOSING, AS APPLICABLE.

10.  CONFIDENTIALITY

     10.1 CONFIDENTIALITY. Each party (the "Receiving Party") recognizes that certain information of the other Party (the "Disclosing Party") and its affiliates (or other third party to whom the Disclosing Party has an obligation of confidentiality) disclosed to the Receiving Party in connection with this Agreement and the transactions contemplated herein, including without limitation Know-How, is of proprietary value and is to be considered highly confidential ("Confidential Information"). The Receiving Party and its respective affiliates agree not to disclose such Confidential Information to others, or use it for the benefit of others, except to or for those third parties permitted under the terms of this Agreement who reasonably require same for the purposes hereof and who are bound to such party by a like obligation as to confidentiality, without the express written permission of the other party. Notwithstanding the foregoing, DJ Pharma shall not have any such obligations of confidentiality with regard to any Rondec Purchased Assets or CCA Purchased Assets or Keftab Rights after the Closing or Second Closing which is not addressed in any agreements regarding such Rondec or CCA Purchased Assets or Keftab Rights, as applicable, nor shall the Receiving Party have any obligation of confidentiality with regard to information which:

         (a) can be demonstrated by written records to have been known to the Receiving Party at the time of receipt, with the exception of certain information transferred by Dura or Dura Bermuda to DJ Pharma upon the Second Closing which will be deemed and shall as of the Second Closing be treated as Confidential Information by Dura or Dura Bermuda pursuant to the terms of this
Section 10;

         (b) was subsequently otherwise legally acquired by the Receiving Party from a third party having an independent right to disclose the information;

         (c) which now or later becomes publicly known without breach of this Agreement by the Receiving Party;

         (d) which is independently developed by employees of the Receiving Party without the aid, use or application of the Confidential Information; or

         (e) which is required by law, regulation, rule, act, or order of any governmental authority or agency, to be disclosed by the Receiving Party; PROVIDED, HOWEVER, that the Receiving Party shall make its best efforts to give the Disclosing Party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

     The Receiving Party's obligation of confidentiality shall be in force during the term of this Agreement and any extension hereof, and shall extend for a period of ten (10) years from the expiration or termination of this Agreement or any extension thereof.

     10.2 RETURN OF INFORMATION. Upon the termination of this Agreement, DJ Pharma shall return to Dura all documents and unused promotional materials, including all copies, which DJ Pharma acquired from Dura or any of its related entities under this Agreement.

     10.3 EQUITABLE RELIEF. Each Party acknowledges and agrees that breach of any of the terms of this Section 10 would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching party would be entitled to seek equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching party without the necessity of proving actual damages. Such right to equitable relief is in addition to whatever remedies either party may be entitled to as a matter of law or equity, including money damages.

11.  MISCELLANEOUS

     11.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that DJ Pharma may not assign any of its rights, duties, or obligations hereunder without the prior written consent of Dura, which consent may be withheld in Dura's sole discretion.

     11.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

         If to DURA:                Dura Pharmaceuticals, Inc.
                                    7475 Lusk Boulevard
                                    San Diego, CA 92121
                                    Attention: Office of the General Counsel
                                    Facsimile: (619) 657-0981

         with a copy to:            Brobeck, Phleger & Harrison, LLP
                                    550 West "C" Street, Suite 1300
                                    San Diego, CA 92101-3532
                                    Attention:  Faye H. Russell, Esq.
                                    Facsimile:  (619) 234-3848

         If to DJ PHARMA:           DJ Pharma, Inc.
                                    12730 High Bluff Drive
                                    San Diego, CA  92130
                                    Attention: James W. Newman, President
                                    Facsimile:  (619) 509-8610

         with a copy to:            Pillsbury Madison & Sutro LLP
                                    101 West Broadway, 18th Floor
                                    San Diego, CA  92101
                                    Attention:  David R. Snyder, Esq.
                                    Facsimile:  (619) 236-1995

         If to DURA BERMUDA:        Dura (Bermuda) Trading Company LTD
                                    102 St. James Court
                                    Flatts, Smiths FLO4, Bermuda
                                    Attention: Kevin Insley, President
                                    Facsimile: (441) 292-2224

     11.3 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California excluding any choice of law rules which may direct the application of the law of another state.

     11.4 CAPTIONS. All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     11.5 NO THIRD-PARTY RIGHTS. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any other individual, group, entity, or organization not a party to this Agreement.

     11.6 NO IMPLIED WAIVERS. No failure on the part of either party to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege nor shall any such waiver or any single or partial exercise of any such right, power remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. No waiver of either party of any default, right, power, remedy or privilege shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or the same default, right, power, remedy or privilege respectively on a future occasion.

     11.7 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to constitute DJ Pharma, Dura, Dura Bermuda (or any of their affiliates) as partners or joint venturers or either party as an employee or agent of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any other individual, entity, group or organization, and no conduct of the parties shall be deemed to infer such right.

     11.8 FURTHER ASSURANCE. Each party hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     11.9 SURVIVAL. The provisions of this Agreement shall survive the closings and continue in full force and effect in accordance with their terms.

     11.10 AMENDMENTS AND MODIFICATIONS. No amendment, modification, termination or discharge of any provision of this Agreement, nor consent by DJ Pharma or Dura to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, terminated or discharged and signed by DJ Pharma and Dura, and each amendment, modification, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or usage of trade or any other matter not set forth in an agreement in writing and signed by DJ Pharma, Dura and Dura Bermuda.

     11.11 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

     11.12 CONSTRUCTION. Except as otherwise provided herein,, references to Articles, Sections, Schedules and Exhibits are to those contained in this Agreement. Any Schedules or Exhibits form an integral part of this Agreement and reference to this Agreement include references thereto. Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons includes corporations. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

     11.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     11.14 ENTIRE AGREEMENT. This Agreement, together with any agreements referenced herein, constitute the entire agreement of DJ Pharma, Dura, and Dura Bermuda with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between DJ Pharma, Dura and Dura Bermuda with respect to such subject matter.

     11.15 FORCE MAJEURE

         (a) EVENTS OF FORCE MAJEURE. Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other if such failure is caused by or results from causes beyond the reasonable control of the affected party such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right which is promulgated after the date hereof.

         (b) CONSEQUENCES OF FORCE MAJEURE. Upon occurrence of an event of force majeure the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and make every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases.

     11.16 SALES TAX. Any and all sales or use taxes payable with respect to the Rondec and CCA Purchased Assets, the Keftab Rights, and the transactions contemplated under this Agreement (except for taxes levied thereon as income to Dura) shall be borne by DJ Pharma. Any and all transfer taxes payable as a result of the transaction shall be paid by Dura.

     11.17 NO FINDERS FEE. Each party to this Agreement represents and warrants that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated by this Agreement and that no broker or finder is entitled to any brokerage or finders fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by it.

     11.18 PUBLICITY. Dura and DJ Pharma agree not to disclose the existence of this Agreement or use the name of the other in any publicity, press release, advertising or information which is disseminated to the general public without the other party's prior written approval, which approval shall not be unreasonably withheld, unless such disclosure shall be required by applicable law or regulatory agencies, in which case the other party shall have the opportunity to review and approve the form of disclosure (such approval not to be unreasonably withheld).

     11.19 ATTORNEYS' FEES. In the event it becomes necessary for either party (or any of its affiliates) to institute any action at law or in equity against the other party to enforce its rights under Section 11 hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees, court costs and expenses relating to such action.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

DURA PHARMACEUTICALS, INC.                   DJ PHARMA, INC.

By:     /s/ Michael Borer                    By:      /s/ James W. Newman
        -----------------------------                 --------------------------
Title:  Senior Vice President and CFO        Title:   CEO and President
        -----------------------------                 --------------------------


DURA (BERMUDA) TRADING COMPANY LTD.

By:         /s/ Kevin Insley
        -----------------------------
 Title:    President
        -----------------------------



                     [SIGNATURE PAGE TO AMENDED AND RESTATED
                         PURCHASE AND LICENSE AGREEMENT]